UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

Ambassadors International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1071 Camelback Street Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 759-5900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

On December 15, 2008, Joseph J. Ueberroth, chairman and chief executive officer of Ambassadors International, Inc., notified the Company that he elected to forego portions of the compensation he is entitled to under his employment agreement (“Agreement”) dated November 2, 2006, that was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 7, 2006. Pursuant to section 4 of the Agreement, Mr. Ueberroth was entitled to receive approximately $3 million in cash compensation (up to $6 million in certain circumstances) due in September 2009. In addition, he also elected to forego his 2008 long term compensation in common shares of the Company valued at $750,000 that was due pursuant to section 3 of the Agreement.

Mr. Ueberroth offered to forego the compensation at a recent meeting of the Company’s Board of Directors, and to work in any capacity that the Board decided would be in the best interest of the Company. At that time, the directors unanimously requested Mr. Ueberroth to continue in his current capacity as chairman and chief executive officer. On December 15, 2008, the board granted Mr. Ueberroth 250,000 restricted common shares of the Company, which will vest on December 15, 2009, one year from the date of grant.

On December 15, 2008, the Company issued a press release announcing the above events, a copy of which is included as Exhibit 99.1 with this Current Report on Form 8-K.

Item 9.01 Exhibits.

(d) Exhibits

99.1 Press Release dated December 15, 2008 of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: December 17, 2008	By:	/s/ Joseph J. Ueberroth
Joseph J. Ueberroth President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 15, 2008 of the Registrant.

4